UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AMGEN INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Subsequent to this filing, the following letter was sent by Amgen Inc. to certain institutional holders of our common stock. We encourage our stockholders to similarly consider this letter when casting their vote.]

April «    », 2018

«SALUTATION» «FIRSTNAME» «LASTNAME»

«COMPANYNAME»

«ADDRESS»

«ADDRESS2»

«CITY», «STATE» «ZIPCODE»

Dear «SALUTATION» «LASTNAME»:

Thank you for your investment in Amgen. By now, you should have received the proxy statement for our upcoming 2018 Annual Meeting of Stockholders to be held on May 22, 2018. I would like to ask for your support by voting with the following recommendations of our Board of Directors:

FOR each Director Nominee	Item 1:	Election of 13 directors to serve on our Board of Directors for a term of office expiring at the 2019 annual meeting of stockholders.
FOR	Item 2:	Advisory vote to approve our executive compensation.
FOR	Item 3:	Ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2018.
AGAINST	Item 4:	Stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation.

As you consider your vote, below is a snapshot of our achievements in 2017 and a summary of our compensation practices and corporate governance developments:

We executed on our business strategy.

We seek to develop innovative medicines that address important unmet medical needs in the fight against serious illness. Six therapeutic areas form the core of our business – cardiovascular, oncology/hematology, neuroscience, inflammation, nephrology, and bone health. Our strategy in these therapeutic areas includes a series of integrated activities to strengthen our long-term competitive position in the industry. These activities include the strategic priorities of discovering and advancing innovative medicines, developing branded biosimilars, expanding our global geographic reach, deploying next-generation biomanufacturing facilities, improving drug delivery systems, adhering to a disciplined approach to capital allocation while investing for long-term growth, and transforming Amgen for the future. In 2017, we advanced each of these activities as discussed below and detailed in our 2018 proxy statement.

•	We progressed important product candidates in all six of our therapeutic areas and delivered on our annual priorities to execute critical product launches and long-term commercial objectives.

•

Our deep experience in biologics development and capabilities in biotechnology manufacturing positions us for success in the emerging biosimilars market and, in 2017, we significantly advanced our biosimilars portfolio. We currently have two biosimilars approved by the FDA and the EMA (AMJEVITA™/AMGEVITA™ (biosimilar adalimumab (HUMIRA®) and MVASI™ (biosimilar bevacizumab (Avastin®)), one biosimilar under FDA and EMA regulatory review (ABP 980 (biosimilar trastuzumab (Herceptin®)), and two biosimilar candidates in Phase 3 (ABP 710 (biosimilar infliximab (REMICADE®)) and ABP 798 (biosimilar rituximab (RITUXAN®))).

April «  », 2018

•	We secured 80 country/product launches of new medicines in new indications around the world and our medicines are now available to patients in approximately 100 countries worldwide.

•

We invested in next-generation biomanufacturing that dramatically reduces the scale and costs of making biologics while maintaining a reliable, high-quality, compliant supply of medicines. In 2017, our new Singapore facility that utilizes next-generation biomanufacturing was approved for certain commercial scale production by multiple regulatory agencies, including the U.S. Food and Drug Administration, or FDA, and the European Medicines Agency, or EMA. In early 2018, we announced that we will invest in greater manufacturing capacity to support the volume growth that we foresee and, as a result, plan to build a new drug substance manufacturing plant using our next-generation biomanufacturing capability in the U.S. which will add highly skilled jobs here in the U.S.

•

We have built leading patient- and provider-friendly device capabilities to enhance patient experience and to differentiate our products. Notably, in 2017, we launched the Enbrel Mini™ single-dose prefilled cartridge with AutoTouch™ reusable auto-injector. Meanwhile, the Neulasta® Onpro® kit continued to grow share and by the end of 2017 represented approximately 60% of Neulasta sales in the U.S.

•

Our strong cash flows and balance sheet (along with our successful execution of our transformation efforts) allowed continued investment for long-term growth through internal research and development (investing $3.6 billion in 2017) and external business development transactions, while simultaneously returning $6.5 billion of capital to our stockholders.

•

We continue to improve our business and operating model through significant transformation and process improvement efforts. Between 2014 and 2017, we have realized approximately $1.5 billion of transformation and process improvement savings that were reinvested in product launches, clinical programs and external business development.

Our financial performance was strong and we invested for long-term growth while returning substantial capital to our stockholders in 2017.

•	Our one-year total shareholder return, or TSR, of 22% and our five-year TSR of 125% outperformed the one- and five-year average TSR of our peer group of 10% and 101%, respectively.

•

As referenced above, we returned $6.5 billion of capital to our stockholders in the form of dividends ($3.4 billion) and stock repurchases ($3.1 billion). Further, we increased our quarterly dividend per share 15% over 2016 (to $1.15 per share for 2017). This year, based on our confidence in the long-term outlook for our business, enhanced by the Tax Cuts and Jobs Act, and consistent with our ongoing objective to return capital to our stockholders, we executed a tender offer for $10 billion in shares.

Our executive compensation is aligned with our business strategy and is performance-based.

•	We pay for performance, and pay outcomes reflect the achievements of our Named Executive Officers, or NEOs, against our short- and long-term performance.

•

Compensation is performance-based and, as a consequence, ~69% of our other NEOs’ 2017 target direct compensation and ~75% of my target direct compensation was based solely on our Company’s performance (paid in the form of annual cash incentive awards based on our annual Company performance goals, stock options, and performance units to be paid based on the Company’s performance over a three-year performance period). We use median values as the reference point for each element of compensation at all levels, including our NEOs.

•

Our compensation program is directly linked to our performance and strategy. Each year, our Compensation and Management Development Committee approves Company performance goals that are designed to focus our staff members on delivering our financial and operational objectives to drive annual performance, advance strategic priorities, and position us for longer-term success.

April «  », 2018

We have implemented compensation best practices, including:

•	A substantial majority of compensation is performance-based, including 80% performance-based long-term incentive equity award grants, for our NEOs.

•	A clawback policy and our incentive cash compensation plans contain recoupment provisions.

•	Robust stock ownership and retention guidelines.

We are committed to corporate governance best practices that are informed by extensive stockholder engagement and feedback.

•

We have a highly-engaged, experienced and independent Board; 12 of the 13 director nominees are independent and we are committed to Board refreshment with an average tenure of ~4.8 years for our director nominees.

•	We have a lead independent director role with substantial and specific duties, and the independent directors have elected Robert A. Eckert to serve as the lead independent director for a third term.

•

We have a long-standing practice of stockholder engagement, and in addition to outreach to investors by our executives and our Investors Relations department, we have engaged in governance-focused outreach activities and discussions with stockholders who hold approximately 52% of our outstanding shares since our 2017 annual meeting of stockholders.

We recommend a vote AGAINST the stockholder proposal.

I am also asking for your vote against the stockholder proposal for an annual report on the extent to which risks related to public concern over drug pricing strategies are integrated into our executive incentive compensation. Our Board opposes this proposal for the following reasons:

•	We already provide public disclosure regarding the factors that are integrated into our incentive compensation policies and the risks related to compensation.

•

The proposal’s underlying subject matter is our drug pricing and capital allocation decisions. Such decisions are integral to our ordinary course operations and the proposed report would put us at a competitive disadvantage and be unduly burdensome while not providing meaningful additional information to stockholders.

•

We remain focused on delivering breakthrough treatments for unmet medical needs and are committed to working with the entire healthcare community to ensure continued innovation and enable patient access to needed medicines. We do this by:

–	Investing billions of dollars annually in research and development;

–	Developing more affordable therapeutic choices in the form of high-quality and reliably supplied biosimilars;

–	Pricing our medicines to reflect the value they provide;

–	Partnering with payers to share risk and accountability for health outcomes;

–	Providing patient support and education programs and helping patients in financial need access our medicines; and

–

Working with policymakers, patients and other stakeholders to establish a sustainable healthcare system with access to affordable care and in which patients and their healthcare professionals are the primary decision makers.

Our Board has a history of responsiveness to stockholder feedback. We have an annually elected board, utilize majority voting in non-contested elections, provide stockholders with the right to act through a special meeting and by written consent, and a proxy access right for stockholders.

April «  », 2018

I realize there are many demands on your time and want to thank you for your attention to these important issues. We would welcome the opportunity to discuss any of the voting matters in our proxy statement with you. Please do not hesitate to contact Arvind Sood, Vice President, Investor Relations, by telephone at (805) 447-1060 or via email at investor.relations@amgen.com with any questions.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

«SECONDNAME»